IMPORTANT NOTICE

Your clients who own shares of Oppenheimer Strategic Investment Grade Bond Fund will soon be asked to approve the Fund's reorganization into Oppenheimer Bond Fund (formerly "Oppenheimer Investment Grade Bond Fund"). The attached letter outlining the potential benefits of this proposed reorganization is going to all Oppenheimer Strategic Investment Grade Bond Fund shareholders.

Oppenheimer Management Corporation believes, and the Boards of Trustees of both Funds agree, that combining these two funds offers the potential for economies of scale that could lead to lower expenses for Oppenheimer Strategic Investment Grade Bond Fund shareholders.

Proxy statements will be mailed in August. We urge you to encourage your clients to vote in favor of this pending reorganization, and to return their proxy ballots as soon as possible.

If you have any questions or would like copies of the proxy statements, please contact your Regional Sales Representative at 1-800-255-2750. Financial Institutions, please call 1-800-255-2770. Brokerage Firms in New York, New Jersey, and Delaware, please call 1-800-848-3487.


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For broker/dealer information only.  This material has been prepared by
Oppenheimer Funds Distributor, Inc. for dealer information only.
OppenheimerFunds are distributed by Oppenheimer Funds Distributor, Inc., Two World Trade Center, New York, NY 10048-0203.